Item 77C - Scudder Florida Tax-Free Income Fund -
Scudder State Tax-Free Income Series

Registrant incorporates by reference the Scudder
Municipal Trust's Registration Statement on Form
N-14, Scudder Municipal Trust's Proxy Statement dated January 6, 2005 (Accession No.
0001193125-05-002446).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder
 Florida Tax-Free Income Fund was held on February
24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder Florida Tax-Free Income Fund to Scudder
Managed Municipal Bond Fund, in exchange for shares of Scudder Florida Tax-Free Income Fund and the assumption by Scudder Managed Municipal Bond
Fund of all of the liabilities of Scudder
Florida Tax-Free Income Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder
Florida Tax-Free Income Fund in complete liquidation of Scudder Florida Tax-Free Income Fund.

Affirmative 		Against 		Abstain

3,360,339		632,212			81,396
G:\sec_reg\NSAR\2005\083105\exh77cstate tax-free.doc